July 31, 2009

Dear Beneficiary of G REIT Liquidating Trust,

The severe challenges faced by the national economy have adversely impacted the commercial real estate industry. The weakening economy has reduced demand for commercial real estate space, leading to increased vacancy and declining rental rates. Furthermore, the economic challenges have resulted in day-to-day struggles for businesses of all types. This trend has been evidenced at G REIT Liquidating Trust (“G REIT”) as G REIT has faced similar challenges with respect to successfully completing the disposition of its four remaining property interests in the presence of slow market conditions.

G REIT has paid $8.93 per unit in cumulative liquidating distributions throughout the plan of liquidation up to and including the distribution paid in July 2009. The cumulative liquidating distributions of $8.93 per unit are comprised of three special liquidating distributions totaling $7.90 per unit and aggregate monthly liquidating distributions of $1.03 per unit. The Board of Trustees decision to continue to pay monthly liquidating distributions was based on various assumptions and projections (including estimated net sale proceeds, estimated timing of such sales, estimated amounts required to settle known liabilities, estimated levels of reserves deemed necessary for known and unknown liabilities, and other considerations).

As of December 31, 2008, G REIT had a cash balance of approximately $38.8 million. However, in April 2009, G REIT repaid approximately $24.7 million on the Western Place I & II mortgage loan, which represented all outstanding principal and interest then due and payable to the lender. In addition, G REIT has paid approximately $4 million in aggregate monthly liquidating distributions from January 2009 through July 2009. G REIT’s only significant source of cash inflows will be from future property sales as G REIT’s two wholly-owned properties do not provide a significant source of cash (one is vacant and the other is a relatively small asset) and the two other properties that G REIT owns an interest in are no longer paying monthly distributions to their investors.

As such, after a comprehensive analysis of G REIT’s operations and cash flows, the Board of Trustees has determined that it is prudent to reduce the monthly liquidating distributions by 50% from 7.50% to 3.75%, effective with the September 2009 payment (for the operating month of August). In addition, the monthly liquidating distributions will be paid on a quarterly basis prospectively (the September 2009 distribution will be paid with the 4th quarter 2009 distribution in January 2010). The distribution reduction is necessary as G REIT does not currently have any properties under contract for sale and will not have any significant sources of cash to continue to pay monthly liquidating distributions at the current distribution rate. This decision will allow us to continue to pay distributions over a longer period of time while we position the remaining four assets for sale in what we hope will be a recovering real estate market. The Board of Trustees will continue to monitor G REIT’s operations and cash flows and if there are no sources of cash from property sales by June 2010, it is likely that there will be a further reduction or complete suspension of distributions in the second quarter of 2010.

In light of G REIT’s current cash flow situation, the Board of Trustees has decided to reduce the fees they are entitled to receive by 25% for each meeting from $1,000 to $750 per meeting per Trustee and from $1,500 to $1,125 per meeting for the Chairman of the Trustees.

If you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

We thank you for your continued confidence and support.

Sincerely,

Gary T. Wescombe
Chairman of the Trustees

Certain statements contained herein with respect to predictions regarding potential property dispositions, a hopeful recovery in the real estate market, the continuation of liquidating distributions, and statements regarding the timing of such events are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry; uncertainties relating to the disposition of properties; uncertainties relating to the amount of funds available for distribution to stockholders and other risk factors as outlined in the company’s periodic reports as filed with the U.S. Securities and Exchange Commission.